SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 15, 2003

Date of Report (date of earliest event reported)

SEQUENOM, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-29101	77-0365889
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 John Hopkins Court

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 202-9000

(Former name or former address, if changed since last report)

Item 6. Resignations of Registrant’s Directors

On April 30, 2003, Michael Fitzgerald notified the registrant that he had resigned from the registrant’s Board of Directors. His term of office as a director would have expired at the annual meeting to be held on May 30, 2003. In his email notice of resignation, Mr. Fitzgerald stated that he felt the proxy statement for the 2003 annual meeting was “grossly misleading” but failed to specify why or in what way he thought the proxy statement was misleading. The registrant and its officers and directors reviewed the proxy statement and concluded that it was not misleading. In response to Mr. Fitzgerald’s email notice of resignation, on May 5, 2003 the registrant filed as definitive additional materials on Schedule 14A and distributed a letter to its stockholders announcing Mr. Fitzgerald’s resignation although Mr. Fitzgerald had not requested that his resignation be disclosed.

On May 15, 2003, the registrant received a letter from Mr. Fitzgerald stating that he had resigned from the Board of Directors because the registrant’s proxy statement for the annual meeting “was not fully candid in that it gave no hint of the background of the decision not to re-nominate me to the Board.” Mr. Fitzgerald attributed this decision to his longstanding disagreement with the registrant’s Board of Directors regarding the management oversight function. Mr. Fitzgerald requested in his letter that the registrant promptly publish the letter pursuant to Item 6 of Form 8-K. A copy of Mr. Fitzgerald’s letter has been filed as an exhibit to this report.

On May 19, 2003, the registrant filed as definitive additional materials on Schedule 14A and distributed a second letter to its stockholders announcing receipt of Mr. Fitzgerald’s letter on May 15, 2003 and providing additional background information on the decision of the Nominating Committee of the Board of Directors not to nominate Mr. Fitzgerald for re-election to the Board. A copy of the letter to stockholders is incorporated by reference as an exhibit to this report.

The registrant agrees with Mr. Fitzgerald’s self-assessment in his letter that he has been very critical of the registrant’s management during his tenure as a director but does not agree with his conclusions or the allegations or characterizations expressed in his letter.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) 17.1		Letter from Michael Fitzgerald

99.1	(1)	Letter from the registrant to stockholders

(1)	Incorporated by reference to the registrant’s definitive additional materials on Schedule 14A filed on May 19, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2003

SEQUENOM, INC.

/s/ STEPHEN L. ZANIBONI Stephen L. Zaniboni Chief Financial Officer and Secretary